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                                                                      Exhibit 15


                 ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form. S-3 Nos. 333-59175 and 333-59175-01) and related Prospectus of KeyCorp and KeyCorp Capital II of our reports dated April 14, 1998, July 14, 1998, and October 13, 1998, relating to the unaudited condensed consolidated interim financial statements of KeyCorp that are included in its Forms 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                                           /s/ Ernst & Young LLP

Cleveland, Ohio
March 5, 1999